Exhibit 3.1

CERTIFICATE OF DESIGNATION

of

SERIES B JUNIOR PARTICIPATING PREFERRED SHARES

of

NABORS INDUSTRIES LTD.

Nabors Industries Ltd., a Bermuda exempted company (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company by unanimous written consent on May 5, 2020:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Company (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Memorandum of Association of the Company (the “Memorandum of Association”) or the Bye-Laws of the Company (the “Bye-Laws”), the Board of Directors hereby creates a series of Preferred Shares, par value US$0.001 per share (the “Preferred Shares”), of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and powers and limitations thereof as follows:

Section 1. Designation and Amount. The shares of this series shall be designated as “Series B Junior Participating Preferred Shares” (the “Series B Preferred Shares”) and the number of Series B Preferred Shares shall be 32,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of shares then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series B Preferred Shares.

Section 2.  Dividends and Distributions.

(A)       Subject to the rights of the holders of any Preferred Shares (or any other shares) ranking prior and superior to the Series B Preferred Shares with respect to dividends, the holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series B Preferred Share or fraction of a Series B Preferred Share, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non- cash dividends or other distributions, other than a dividend payable in Common Shares, par value US$0.05 per share (the “Common Shares”), of the Company or a subdivision of the issued and outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series B Preferred Share or fraction of a Series B Preferred Share. In the event the Company shall at any time declare or pay any dividend or bonus issue on the Common Shares payable in Common Shares, or effect a subdivision or consolidation of the issued and outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series B Preferred Shares were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares issued and outstanding immediately after such event and the denominator of which is the number of Common Shares that were issued and outstanding immediately prior to such event.

(B)       The Company shall declare a dividend or distribution on the Series B Preferred Shares as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend or bonus issue payable in Common Shares).

(C)       Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on issued and outstanding Series B Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series B Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series B Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time issued and outstanding. The Board of Directors may fix a record date for the determination of holders of Series B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights. The holders of Series B Preferred Shares shall have the following voting rights:

(A)       Subject to the provision for adjustment hereinafter set forth, each Series B Preferred Share shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time declare or pay any dividend or bonus issue on the Common Shares payable in Common Shares, or effect a subdivision or consolidation of the issued and outstanding Common Shares (by reclassification or otherwise than by payment of a dividend or bonus issue in Common Shares) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of Series B Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares issued and outstanding immediately after such event and the denominator of which is the number of Common Shares that were issued and outstanding immediately prior to such event.

(B)       Except as otherwise provided in the Memorandum of Association, the Bye-Laws or any Certificate of Designation creating a series of Preferred Shares or any similar shares, or by law, the holders of Series B Preferred Shares and the holders of Common Shares and any other shares of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(C)       Except as set forth herein, or as otherwise required by law, holders of Series B Preferred Shares shall have no special voting rights or powers and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(A)       Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series B Preferred Shares issued and outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends, or make any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares;

(ii) declare or pay dividends, or make any other distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, except dividends paid ratably on the Series B Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares, provided that the Company may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Shares.

(B)       The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Company shall take all such actions as are necessary to cause all such shares to become authorized but unissued Preferred Shares that may be reissued as part of a new series of Preferred Shares subject to the conditions and restrictions on issuance set forth herein or in the Memorandum of Association or the Bye-Laws, including any Certificate of Designation creating a series of Preferred Shares or any similar shares, or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company the holders of Series B Preferred Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of Common Shares plus an amount equal to any accrued and unpaid dividends. In the event the Company shall at any time declare or pay any dividend or bonus issue on the Common Shares payable in Common Shares, or effect a subdivision or consolidation of the issued and outstanding Common Shares (by reclassification or otherwise than by payment of a dividend or bonus issue in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series B Preferred Shares were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares issued and outstanding immediately after such event and the denominator of which is the number of Common Shares that were issued and outstanding immediately prior to such event.

Section 7.  Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, amalgamation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Series B Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Company shall at any time declare or pay any dividend or bonus issue on the Common Shares payable in Common Shares, or effect a subdivision or consolidation of the issued and outstanding Common Shares (by reclassification or otherwise than by payment of a dividend or bonus issue in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series B Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares issued and outstanding immediately after such event and the denominator of which is the number of Common Shares that were issued and outstanding immediately prior to such event.

Section 8.  Amendment. The Memorandum of Association and the Bye-Laws shall not be amended in any manner, including in a merger, amalgamation, or consolidation, that would alter, change, or repeal the powers, preferences or special rights of the Series B Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the issued and outstanding Series B Preferred Shares, voting together as a single class.

Section 9.  Rank. The Series B Preferred Shares shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Shares.

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